Exhibit 99.3

STATEMENT ON USES AND USEFULNESS OF NON-GAAP FINANCIAL MEASURES

Exhibits 99.1 and 99.2 to this Report on Form 8-K (the "Earnings Releases") contain non-GAAP financial measures.  Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles, or GAAP.  Pursuant to the requirements of Regulation G, Entergy has provided quantitative reconciliations within the Earnings Releases and the presentation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Certain non-GAAP measures in the Earnings Releases could differ from GAAP only in that the figure or ratio states or includes operational earnings per share.  Operational earnings per share is presented for each of Entergy's reportable business segments as well as on a consolidated basis.  Operational earnings per share is not calculated in accordance with GAAP because it excludes the effect of "special items."  Special items reflect the effect on earnings of events that are less routine or are related to discontinued businesses.  In addition, other financial measures including net income (or earnings), rolling 12 months including preferred dividends and tax effected interest expense; return on average invested capital; and return on average common equity are included on both an operational and as-reported basis.  In each case, the metrics defined as "operational" would exclude the effect of special items as defined above.  Management believes that financial metrics calculated using operational earnings could provide useful information to investors in evaluating the ongoing results of Entergy's businesses and could assist investors in comparing Entergy's operating performance to the operating performance of others in the energy sector.

Other non-GAAP measures, adjusted EBITDA; operational adjusted EBITDA; gross liquidity; debt to capital ratio, excluding securitization debt; net debt to net capital ratio, excluding securitization debt; and net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt; are measures Entergy uses internally for management and board discussions and cash budgeting and performance monitoring activities to gauge the overall strength of its business.  Entergy believes the above data could provide useful information to investors in evaluating Entergy's ongoing financial results and flexibility, and could assist investors in comparing Entergy's cash availability to the cash availability of others in the energy sector.

The non-GAAP financial measures and other reported adjusted items in the Earnings Releases are presented in addition to, and in conjunction with, results presented in accordance with GAAP.  These non-GAAP financial measures should not be used to the exclusion of GAAP financial measures.  These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, could provide a more complete understanding of factors and trends affecting our business.  Investors are strongly encouraged to review our consolidated financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.  Non-GAAP financial measures are not standardized; therefore, it might not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.